Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES FIRST QUARTER 2014

BREAKEVEN OPERATING RESULTS

~ In-Line with Guidance ~

New York, New York — May 22, 2014 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 506 retail stores, today announced results for the first quarter ended May 3, 2014.  For the first quarter of fiscal year 2014, net sales were $219.6 million, as compared to $227.5 million for the first quarter of fiscal year 2013.  This includes the impact of 12 fewer stores in operation during the first quarter versus last year, as part of the Company’s on-going real estate optimization strategy.  Comparable store sales for the first quarter of fiscal year 2014 decreased 2.2%.

Operating income for the first quarter of fiscal year 2014 was $0.1 million which was in-line with the Company’s previously issued guidance and compares to the prior year’s first quarter operating income of $1.2 million.

Net loss for the first quarter of fiscal year 2014 was $0.3 million, or breakeven per diluted share.  This compares to the prior year’s net income of $1.6 million, or $0.03 per diluted share, which included a $0.6 million income tax benefit related to the reversal of an uncertain tax position.  The Company’s income tax provision reflects the continuing impact of its deferred tax valuation allowance.

Gregory Scott, New York & Company’s CEO, stated:  “First quarter operating income was in-line with our guidance as we diligently managed inventory receipts and expenses.  While top-line sales were softer than anticipated, comparable store sales improved during the latter portion of the quarter.  We were especially encouraged that in a tough retail environment we achieved positive comparable store sales in our eCommerce business and in stores in the western part of the country, as well as Florida.  We also continue to see great success with the Eva Mendes Collection, particularly in dresses and skirts.”

During the quarter the Company accomplished the following:

•                        The Company’s eCommerce business continued to grow and now represents 11.0% of total sales versus 9.4% in the year-ago period.

•                        Outlets continue to be a highly productive and profitable channel for the Company and grew to 9.9% of total sales in the first quarter of fiscal year 2014 versus 8.5% in the same period last year.

•                        Gross profit as a percentage of net sales declined by 90 basis points versus the prior year period as the Company anniversaried favorable freight credits from last year and incurred increases in shipping costs associated with the Company’s growing eCommerce business and expanding omni-channel capabilities.  In addition, the Company also deleveraged buying and occupancy costs on lower sales.

•                        Selling, general and administrative expenses were effectively managed during the quarter decreasing $3.0 million versus the prior year period.  On a rate basis, selling, general and administrative expenses improved 40 basis points despite lower sales.

•                        Total quarter-end inventory was in-line with guidance increasing 10.0%, as compared to the end of last year’s first quarter inventory which was down 13.0%. The increase reflects additional investments in the Company’s growth businesses, along with the Eva Mendes Collection, and the Company’s core pant and denim categories.

•                        The Company ended the quarter with $47.5 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

•                        The Company opened two new Outlet stores, remodeled one existing location in the new ‘Store of the Future’ design, and closed three stores, ending with 506 stores, including 53 Outlet stores, and 2.6 million selling square feet in operation.

•                        Capital spending for the first quarter of fiscal year 2014 was $3.4 million, as compared to $3.0 million in last year’s first quarter.  The $3.4 million of capital spending primarily represents the opening of two new Outlet stores, remodeling of one existing location and, to a lesser extent, investments in information technology.

Outlook

Regarding expectations for the second quarter of fiscal year 2014, the Company provided the following:

•                        Net sales for the second quarter of fiscal year 2014 are expected to increase slightly versus last year, despite the impact of thirteen fewer stores in operation during the second quarter of fiscal year 2014 versus prior year.

•                        The Company’s comparable store sales trends have improved from the first quarter of fiscal year 2014 and are expected to be flat to up slightly for the full second quarter of fiscal year 2014.

•                        The Company expects gross margin to increase between 50 and 100 basis points from the prior year’s rate driven by a combination of improved leverage of buying and occupancy expenses along with improvements in merchandise margin driven by lower product costs.

•                        Selling, general and administrative expenses as a percentage of net sales are expected to be approximately flat versus the year-ago period.

•                        Operating results for the second quarter of fiscal year 2014 are projected to be approximately breakeven as compared to an operating loss of $2.2 million in the second quarter of last year.

•                        The Company expects total inventory at the end of the second quarter of fiscal year 2014 to be up by a mid to high single-digit percentage versus the end of the second quarter of last year.  This reflects continued inventory investments in growth businesses including Eva Mendes, eCommerce and Outlets, along with an increase in goods in-transit.

•                        Capital expenditures are expected to be approximately $10 million for the second quarter of fiscal year 2014 as compared to $4.0 million of capital expenditures in the second quarter of last year. This increase reflects:

•                  Real estate spending to support the opening of new Outlet stores, along with remodels;

•                  Continued investments in information technology and eCommerce; and

•                  Capital expenditures related to the Company’s previously disclosed relocation and build-out of its new corporate headquarters.

•                        Depreciation expense for the second quarter of fiscal year 2014 is estimated at $7 million.

•                        During the second quarter of fiscal year 2014, the Company expects to open approximately four new Outlet stores, remodel four existing locations, and close one store, ending the second quarter of fiscal year 2014 with roughly 509 stores, including 57 Outlet stores.

•                        The Company does not anticipate the need to borrow under its credit facility during the second quarter of fiscal year 2014.

Conference Call Information

A conference call to discuss first quarter of fiscal year 2014 results is scheduled for today, Thursday, May 22, 2014 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 259-8885 and reference conference ID number 8321061 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on May 22, 2014 until 11:59 p.m. Eastern Time on May 29, 2014 and can be accessed by dialing (877) 870-5176 and entering conference ID number 8321061.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 506 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements, including those under “Outlook” above, can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended May 3, 2014	% of net sales	Three months ended May 4, 2013	% of net sales
Net sales	$219,593	100.0%	$227,483	100.0%

Cost of goods sold, buying and occupancy costs	157,389	71.7%	161,149	70.8%

Gross profit	62,204	28.3%	66,334	29.2%

Selling, general and administrative expenses	62,143	28.3%	65,117	28.7%

Operating income	61	—%	1,217	0.5%

Interest expense, net of interest income	84	—%	89	—%

(Loss) income before income taxes	(23)	—%	1,128	0.5%

Provision (benefit) for income taxes	259	0.1%	(466)	(0.2)%

Net (loss) income	$(282)	(0.1)%	$1,594	0.7%

Basic (loss) earnings per share	$(0.00)		$0.03

Diluted (loss) earnings per share	$(0.00)		$0.03

Weighted average shares outstanding:
Basic shares of common stock	62,638		61,970
Diluted shares of common stock	62,638		62,704

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales decrease	(2.2)%	(2.0)%
Net sales per average selling square foot (a)	$83	$84
Net sales per average store (b)	$433	$438
Average selling square footage per store (c)	5,193	5,236

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	May 3, 2014	February 1, 2014	May 4, 2013
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,486	$69,723	$39,471
Accounts receivable	13,581	7,026	14,607
Income taxes receivable	99	99	484
Inventories, net	93,162	83,479	84,701
Prepaid expenses	22,261	21,141	22,287
Other current assets	1,237	1,280	1,011
Total current assets	177,826	182,748	162,561

Property and equipment, net	79,668	83,553	91,944
Intangible assets	14,879	14,879	14,879
Deferred income taxes	6,774	6,501	6,695
Other assets	1,034	1,072	798
Total assets	$280,181	$288,753	$276,877
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$72,686	$75,874	$66,227
Accrued expenses	42,703	46,880	41,563
Income taxes payable	648	1,075	610
Deferred income taxes	6,774	6,501	6,695
Total current liabilities	122,811	130,330	115,095

Deferred rent	37,946	39,925	47,085
Other liabilities	5,169	5,283	5,924
Total liabilities	165,926	175,538	168,104

Total stockholders’ equity	114,255	113,215	108,773
Total liabilities and stockholders’ equity	$280,181	$288,753	$276,877

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Three months ended May 3, 2014	Three months ended May 4, 2013

Operating activities
Net (loss) income	$(282)	$1,594

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	6,896	9,012
Loss from impairment charges	358	—
Amortization of deferred financing costs	30	30
Share-based compensation expense	1,266	1,057
Changes in operating assets and liabilities:
Accounts receivable	(6,555)	(6,391)
Income taxes receivable	—	4
Inventories, net	(9,683)	(4,503)
Prepaid expenses	(1,120)	(820)
Accounts payable	(3,188)	(8,183)
Accrued expenses	(4,177)	(7,484)
Income taxes payable	(427)	(379)
Deferred rent	(1,979)	(1,749)
Other assets and liabilities	(17)	(702)
Net cash used in operating activities	(18,878)	(18,514)

Investing activities
Capital expenditures	(3,369)	(2,996)
Net cash used in investing activities	(3,369)	(2,996)

Financing activities
Proceeds from exercise of stock options	128	48
Shares withheld for payment of employee payroll taxes	(118)	—
Net cash provided by financing activities	10	48

Net decrease in cash and cash equivalents	(22,237)	(21,462)
Cash and cash equivalents at beginning of period	69,723	60,933
Cash and cash equivalents at end of period	$47,486	$39,471